Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Closes on Sale of $650 Million Senior Notes due 2030 and Partial Redemption of Senior Notes due 2027

Concurrently Closes on Amendment to Amended and Restated Credit Agreement

OVERLAND PARK, Kan. (June 16, 2025) - Compass Minerals International, Inc. (NYSE: CMP) (“Compass Minerals” or the “Company”) completed today its previously announced offering of $650 million aggregate principal amount of 8.000% senior notes due 2030 (the “Notes”) in a private offering (the “Offering”). The Notes are senior unsecured obligations of Compass Minerals and are guaranteed by certain of its domestic subsidiaries.

Compass Minerals has also closed on an amendment to its credit agreement dated as of April 20, 2016 (as amended, amended and restated and otherwise modified from time to time, the “Amended and Restated Credit Agreement”), which (i) removes the automatic periodic step-downs in the aggregate revolving commitments, with the aggregate revolving commitments to be fixed at $325 million at and after the closing of the amendment, (ii) permits the issuance of the Notes, with the net cash proceeds therefrom to be used to prepay all outstanding loans under the Amended and Restated Credit Agreement, (iii) permits Compass Minerals to utilize certain baskets under the covenants restricting the incurrence of indebtedness and liens and the making of investments, dividends and other distributions, and junior debt prepayments, in each case that were unavailable during the covenant relief period under the Amended and Restated Credit Agreement and (iv) makes certain modifications to the financial maintenance covenants.

The Company is using the net proceeds from the Offering (i) to repay all outstanding amounts under its senior secured credit facility, (ii) to redeem approximately $350 million of its outstanding 6.750% senior notes due 2027 (the “2027 Notes”), (iii) to pay transaction-related fees and expenses, (iv) for additional cash on its balance sheet and (v) for general corporate purposes.

The Notes and related guarantees were offered only to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act. The Notes and related guarantees will not be registered under the Securities Act, or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

A notice of redemption was sent by the trustee for the 2027 Notes to all currently registered holders of such 2027 Notes. This press release does not constitute a notice of redemption under the indenture governing the 2027 Notes.

About Compass Minerals

Compass Minerals (NYSE: CMP) is a leading global provider of essential minerals focused on safely delivering where and when it matters to help solve nature’s challenges for customers and communities. The Company’s salt products help keep roadways safe during winter weather and are used in numerous other consumer, industrial, chemical and agricultural applications. Its plant nutrition products help improve the quality and yield of crops, while supporting sustainable agriculture. Compass Minerals operates 12 production and packaging facilities with more than 1,800 employees throughout the U.S., Canada and the U.K. Visit compassminerals.com for more information about the company and its products.

Forward-Looking Statements and Other Disclaimers

This press release may contain forward-looking statements, including, without limitation, statements about the Company’s intent to refinance its debt stack and retire debt. These statements are based on the Company’s current expectations, estimates and projections and involve risks and uncertainties that could cause the Company’s actual results to differ materially. The differences could be caused by several factors including those factors identified in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s Annual and Quarterly Reports on Forms 10-K and 10-Q, including any amendments, as well as the Company’s other SEC filings. Opinions expressed are current opinions as of the date hereof. Investors are cautioned not to place undue reliance on such forward-looking statements and should rely on their own assessment of an investment. The Company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments, except as required by law.

Investor Contact	Media Contact
Brent Collins	Kevin Gabriel
Vice President, Treasurer & Investor Relations	Senior Director, Corporate Affairs
+1.913.344.9111	+1.913.344.9265
InvestorRelations@compassminerals.com	MediaRelations@compassminerals.com